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                                                                     EXHIBIT 2.4


                                    Exhibit E

                          TRANSITION SERVICES AGREEMENT


        This Transition Services Agreement (this "Agreement"), is dated as of October 1, 1999, by and between Colorbok LLC, f/k/a CPP Acquisition, LLC, a Michigan limited liability company ("Divestee"), and Flying Colors Toys, Inc., f/k/a Colorbok Paper Products, Inc., a Michigan corporation (the "Acquired Company").

                                   RECITALS

        A. The members of Divestee and JAKKS Pacific, Inc., a Delaware corporation ("JAKKS"), have entered into a Stock Purchase Agreement dated as of September 22, 1999 (the "Purchase Agreement") pursuant to which JAKKS has purchased all of the outstanding capital stock of the Acquired Company from the members of Divestee.

        B. The Purchase Agreement provides that the Acquired Company and Divestee will enter into this Agreement relating to certain services Divestee will provide to the Acquired Company after the Closing.

         THEREFORE, the parties agree as follows:

1.       Definitions.

        1.1 Definitions in Purchase Agreement. Capitalized terms used but not defined in this Agreement shall have the same meanings given to them in the Purchase Agreement.

        1.2    Other Defined Terms.

        "Consistent Basis" means in a manner consistent with the practices of the Flying Colors Division of the Acquired Company (the "Division") prior to the Closing Date.

        "Transition Services" means the services described on Attachment A to this Agreement. The Transition Services will not include any services not listed on Attachment A. Without limiting the generality of the foregoing, the Transition Services will not include, and the Acquired Company will directly bear the costs and expenses associated with, the items and services listed on Attachment B to this Agreement.

2.      Services and Fees.

        2.1 Services. Except as otherwise provided in this Agreement, Divestee agrees to


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provide to the Acquired Company, during the Term (as defined in Section 5.1 below), such Transition Services as the Acquired Company may reasonably request from time to time. All Transition Services shall be provided by Divestee to the Acquired Company on a Consistent Basis. Divestee shall be entitled to obtain Transition Services from a third party if (a) it does so for its other operations during the Term and (b) it will not result in a material change in the level and type of Transition Services provided.

        2.2 Costs of Services. Except for the costs contemplated by Attachment C to this Agreement or as otherwise provided in this Section 2.2, Divestee will pay its costs incurred in connection with providing the Transition Services to the Acquired Company. All other costs related to the operation of the business of the Acquired Company including, without limitation, the items and services listed on Attachment B, shall be paid by the Acquired Company, except for the costs listed on Attachment D to this Agreement, which shall be paid by Divestee during the Term, and the costs specifically described in
Section 3.5(b).

3.      Fees.

        3.1 Base Fee. The Acquired Company will pay to Divestee, within five days after the beginning of each month during the Term, $310,000 (the "Base Fee"), which fee covers services provided in the month in which the Base Fee is required to be paid. The Base Fee for the first month during the Term will be pro rated based upon the number of days remaining in such month and will be paid simultaneously with the signing of this Agreement.

        3.2 Percentage Fee. In addition to the Base Fee, the Acquired Company will pay to Divestee, in arrears, with respect to each whole or partial month during the Term and each month subsequent thereto, an amount equal to the sum of 3.0% of the first $8,000,000 of Gross Sales (as defined in Section 3.3 below) during such month plus 2.5% of Gross Sales in excess of $8,000,000 during such month (such sum, the "Percentage Fee"). Divestee shall calculate the Gross Sales for each month during the Term and each month subsequent thereto and provide the Acquired Company with a monthly report setting forth the Gross Sales for such month. The Acquired Company shall pay the Percentage Fee within 10 days of its receipt of each such report. The Percentage Fee for the first month during the Term shall be based solely upon the Gross Sales during the portion of the month beginning on the Closing Date.

        3.3 Gross Sales. For purposes of this Agreement "Gross Sales" shall mean the gross sales of the Acquired Company, without reduction or deduction for any expenses or costs including, without limitation, deductions for advertising expenses, advertising allowances, defect allowances, returns, charge backs, freight, freight allowances, brokerage fees, recall expenses, commissions, or other allowances, costs or expenses. Gross Sales shall be deemed to have been made when shipped or, if later, when invoiced.

        3.4 Disputes Regarding Fees. In the event the Acquired Company disputes the calculation of the fees by Divestee, such dispute will be resolved in accordance with the procedures for resolving disputes under this Agreement provided in Section 6.8. Pending the resolution of any such dispute, the Acquired Company will pay all amounts invoiced by Divestee



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hereunder.

        3.5    Assembly and Rework.

        (a) Except as provided in subsection (b) below, this Agreement shall not govern assembly of products or rework of products. To the extent the Acquired Company desires that Divestee provide any services relating to assembly of products or rework of products, the parties will separately negotiate the terms upon which such services will be performed.

        (b) The Divestee shall provide to the Acquired Company the product rework services specifically described on Attachment E, at no cost or expense to the Acquired Company.

4. Disclaimer of Warranty and Limitation of Liability. Divestee makes no representations or warranties with respect to the provision of Transition Services pursuant to this Agreement, whether express or implied. DIVESTEE HEREBY DISCLAIMS ANY AND ALL WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL DIVESTEE BE LIABLE FOR ANY DAMAGES ARISING FROM THE PROVISION OF TRANSITION SERVICES HEREUNDER EXCEPT AS A RESULT OF DIVESTEE'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND IN NO EVENT WILL DIVESTEE BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

5.      Term and Termination.

        5.1 Term. The term of this Agreement (the "Term") will commence on the date of this Agreement and continue, unless sooner terminated in accordance with Section 5.2 below, until Divestee provides the Acquired Company with at least 60 days prior written notice of its desire to terminate this Agreement or the Acquired Company provides Divestee with at least 30 days prior written notice of its desire to terminate this Agreement. In either such case, this Agreement shall terminate on the last day of the month containing the date which is, (a) in the case of a termination by Divestee, 60 days following the giving of such notice, or (b) in the case of a termination by the Acquired Company, 30 days following the giving of such notice, or the last day of such later month as is specified in such notice.

        5.2 Default Termination. If the Acquired Company or Divestee defaults in the performance of any of its obligations under this Agreement, and if such default is not cured within 10 days after written notice from the non-defaulting party specifying such default, then the non-defaulting party may, at any time thereafter, terminate this Agreement by giving the defaulting party five days prior written notice of such termination. In the event this Agreement is terminated by Divestee as a result of a default by the Acquired Company in accordance with this Section 5.2, the Acquired Company shall pay to Divestee, as Divestee's damages for such default, by wire transfer of immediately available funds, upon such termination, all amounts owing by the Acquired Company to Divestee hereunder (including amounts due and owing



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through the date of termination), plus an amount equal to the lesser of (a)
$310,000 and (b) the product of (i) $10,333 and (ii) a number equal to the day of the month of the date of termination. Termination of this Agreement and the receipt of such amounts shall be Divestee's sole remedy for the Acquired Company's breach of this Agreement.

6.      General Provisions.

        6.1 Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect.

        6.2 Severability. The provisions of this Agreement are severable and, in the event that any provision of this Agreement is determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof will not be affected, but will, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision will be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

        6.3 Waiver. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the waiving party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

        6.4 Notices. Any notice or demand required or permitted to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by, telecopy (confirmed), telex or similar electronic means, to such party at the following address:

               (a)    If to the Acquired Company, to:

                      JAKKS Pacific, Inc.
                      22761 Pacific Coast Highway
                      Suite 226
                      Malibu, CA 90265
                      Telecopy: (310) 317-8527
                      Attention: President

                      With a copy to:
                      Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP 750 Lexington Avenue
                      New York, NY 10022-1200
                      Telecopy: (212) 888-7776
                      Attention: Murray L. Skala


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               (b)    If to Divestee, to:

                      Colorbok Paper Products, LLC
                      2716 Baker Road
                      Dexter, MI 48130
                      Telecopy: (734) 424-9535
                      Attention: William Taylor

                      with a copy to:

                      Honigman Miller Schwartz and Cohn
                      2290 First National Building
                      660 Woodward Avenue
                      Detroit, Michigan 48226-3583
                      Telecopy: (313) 465-7574
                      Attention: Alan Stuart Schwartz

or such other address as any party hereto may at any time, or from time to time, direct by notice given to the other parties in accordance with this Section. Except as otherwise expressly provided herein, the date of giving or making of any such notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), three business days after such notice or demand is sent; and, in the case of clause (b), the business day such notice or demand is sent.

        6.5 Force Majeure. Neither party hereto will be liable in any manner for failure or delay of performance of all or part of this Agreement, directly or indirectly, owing to acts of God, governmental orders or restrictions, strikes or other labor disturbances or shortages, riots, embargoes, computer failures, power failures, telecommunication line failures, unknown or uncorrected program errors, revolutions, wars (declared or undeclared), sabotage, fires, floods or any other causes or circumstances beyond the control of the parties. The party, however, in such delay or failure shall give reasonably prompt notice to the other party and shall exert its reasonable efforts to remove the causes or circumstances of nonperformance.

        6.6 Applicable Law. This Agreement will be governed by, and interpreted and enforced in accordance with, the laws of the State of Michigan, without regard to principles of conflict of laws.

        6.7 Arbitration. If there is a dispute between the parties with regard to any of the matters set forth in this Agreement, the parties will first use their commercially reasonable best efforts to resolve such dispute among themselves. If the parties are unable to resolve such dispute within 30 calendar days of the initiation of such procedure, such dispute will be settled by arbitration as provided for below, which will be the sole and exclusive procedure for the resolution of any such dispute. Within 10 calendar days after receipt of written notice from one party that it is submitting the matter to arbitration, each party will designate in writing one



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arbitrator to resolve the dispute who will, in turn, jointly select a third arbitrator within 20 calendar days of their designation, with the third arbitrator to be selected in accordance with the procedures established by the American Arbitration Association. The arbitrators so designated will each be a lawyer experienced in commercial and business affairs who is not a representative of any party and who has not received any compensation, directly or indirectly, from any party or any affiliate of any party during the two year period preceding the date of this Agreement or during the period from the date of this Agreement through the time of such dispute. The arbitration will be governed by the then existing rules of the American Arbitration Association. The decision and award (if any) of the arbitrators will be final and binding upon the parties and not subject to appeal. Any such determination shall have the same effect as an arbitration pursuant to Michigan Compiled Laws Annotated
Section 600.5001, and a judgment upon the award may be entered in and enforced by any court having jurisdiction thereof and the parties consent and commit themselves to the jurisdiction of the courts of the State of Michigan for purposes of the enforcement of any arbitration award. Each party will pay the fees and expenses of its respective designated arbitrator and its own costs and expenses of the arbitration. The fees and expenses of the third arbitrator will be paid 50% by the Acquired Company and 50% by Divestee. Any arbitration pursuant to this Section 6.7 will be conducted in Detroit, Michigan.

        6.8 Independent Contractor. Divestee will, for all purposes, be deemed to be an independent contractor, and, except as required or convenient for the performance of Divestee's duties hereunder or as otherwise agreed to by the parties, neither party will become the agent of the other by virtue of this Agreement.

        6.9 Entire Agreement. This Agreement constitutes the entire understanding of parties with respect to the Transition Services to be provided and supersedes all prior agreements, commitments, understandings, communications or arrangements relating thereto, and no modification of or amendment to this Agreement shall be valid unless in writing and duly signed by both parties.

        6.10 Headings. The Section headings in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions of this Agreement.

        6.11 No Presumptions. Each party hereto acknowledges that it has participated, with the advice of counsel, in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that any other party hereto drafted or controlled the drafting of this Agreement.

        6.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together will constitute one and the same agreement.



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        The parties hereto have executed this Agreement as of the date first written above.


FLYING COLORS TOYS, INC.                COLORBOK LLC
f/k/a Colorbok Paper Products, Inc.     f/k/a CPP Acquisition, LLC


By: /s/ JOEL M. BENNETT                 By: /s/ WILLIAM E. TAYLOR
    ------------------------------          ------------------------------
    Joel M. Bennett

Its: Chief Financial Officer            Its: Manager
     -----------------------------           -----------------------------



                                    GUARANTY

        In order to induce Divestee to enter into the above Agreement with the Acquired Company, JAKKS' wholly owned subsidiary, JAKKS hereby unconditionally and irrevocably guarantees to Divestee the full and prompt payment of all amounts due or to become due hereunder to Divestee and the timely performance by the Acquired Company of all of its obligations hereunder. This is a guaranty of payment and performance and not of collection. JAKKS is obligated for the payment and performance of each and every obligation of the Acquired Company hereunder as fully as if any such obligation was directly owing to Divestee by JAKKS, without setoff, recoupment, counterclaim or defense, and Divestee need not seek to obtain payment or performance by the Acquired Company before exercising its rights to payment and performance by JAKKS. JAKKS waives notice of acceptance or any other notices, demands or defenses to which JAKKS may otherwise be entitled, except any defenses that the Acquired Company would have relating to the validity of the obligations of the Acquired Company hereunder.

                                        JAKKS PACIFIC, INC.


                                        By: /s/ JOEL M. BENNETT
                                            ------------------------------
                                            Joel M. Bennett

                                        Its: Chief Financial Officer
                                             -----------------------------








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                                  ATTACHMENT A


TRANSITION SERVICES


Inventory control and stock customers locator management
PickPack for independent customers (Flying Colors orders)
Pack out for major customers
Order processing
Customer service
Electronic data interchange
Allocation of products among customers
Coordinating inbound and outbound trucking
Managing import containers
Interface with JAKKS to insure timely and accurate invoicing of all shipments CDI management
Direct ship management
Full warehousing services in Belleville and Dexter (receiving, store stock, pull stock, order assembly, shipping)
Interface between customers and purchasing/marketing/sales/product launch
Billing
MIS support related to distribution services
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                                  ATTACHMENT B


EXCLUDED SERVICES AND EXPENSES


Collections
Ad allowance
Returns
Charge backs
Royalties
Tooling
New product processing
Quality and testing
Recall expenses
Travel expenses
Entertainment expenses
Phone system
Office supplies (except for distribution related office supplies which Divestee will order and pay for)
Computer supplies
Art supplies
Bad debt expense
Design center (including rent)
Catalogs
Trade show expense
Commissions
Product advertising
Sales design salaries
Letter of credit expenses
Expenses related to the transfer of goods to JAKKS
Assembly or rework of products (except for rework specifically required by
  Section 3.5 of the Agreement)
Ordering and purchasing of products
MIS support related to services other than distribution related services
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                                  ATTACHMENT C


CERTAIN COSTS OF TRANSITION SERVICES TO BE BORNE BY THE ACQUIRED COMPANY

All costs related to the California Distribution Center
Freight (inbound, outbound and transfers)
Freight insurance
Air freight
Brokerage fees
Mailing expenses (including postage)
Storage of excess inventory


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                                  ATTACHMENT D

OTHER COSTS TO BE BORNE BY DIVESTEE

Belleville Distribution Center rent



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                                  ATTACHMENT E

1. Handy Dandy Notebook - Item No. 3093; quantity: 85,000; Replacement of defective coil.

2. Handy Dandy Activity Set - Item No. 3094; quantity: 54,000; Replacement of defective coil and re-pack in carton.

3. Blues Clues Inflatable Chair - Item No. 31140; quantity: 84,500; Insertion of bumpers into package.